UPDATED CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate Offering	Amount of
Securities To Be Registered	Be Registered	Per Unit	Price	Registration Fee

Notes offered hereby	$179,000.00	100.00%	$179,000.00	$5.50(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $82,088.98 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333–140456, of which this pricing supplement is a part. After giving effect to the $5.50 registration fee for this offering, $82,083.48 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 90 dated October 26, 2007
To Prospectus Supplement and Prospectus dated February 5, 2007 and
Product Supplement No. 1 dated April 12, 2007
relating to the Eksportfinans ASA U.S. Medium-Term Note Program
Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-140456

EKSPORTFINANS ASA

$179,000.00 21.00% One Year Reverse Convertible Notes
Linked to a “Natural Resources Basket”
due October 31, 2008

Offering Information

Issuer:	Eksportfinans ASA
Issuer rating:	Aaa (Moody’s)/AA+ (Standard & Poor’s)/AAA (Fitch)
Specified Currency:	U.S. dollars
Aggregate face amount:	$179,000.00
CUSIP No.:	28264QLC6
ISIN:	US28264QLC68
Agent:	Natixis Securities North America Inc. 9 West 57th St. New York, New York 10019
Agent acting in the capacity as:	Principal

Investing in the notes involves a number of risks.  See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

	Price to	Fees and	Proceeds to
	Public	Commissions	Us

Per note:	$1,000.00	$30.00*	$970.00
Total:	$179,000.00	$5,370.00*	$173,630.00

* See “Supplemental plan of distribution” below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this terms supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Natixis Securities North America Inc.

Key Terms of the Notes

Reference Shares:	Common stock of each of the issuers (each a Reference Issuer) listed in the table below. At the date of this pricing supplement, the Relevant Exchange for each of the Reference Shares is set forth below.

		Relevant	Ticker
Reference Issuer	ISIN	Exchange	Symbol

Alcoa Inc.	US0138171014	NYSE	AA
Barrick Gold Corporation	CA0679011084	NYSE	ABX
BHP Billiton Limited	US0886061086	NYSE	BHP
The Dow Chemical Company	US2605431038	NYSE	DOW
Occidental Petroleum Corporation	US6745991058	NYSE	OXY
The Plum Creek Timber Company, Inc.	US7292511083	NYSE	PCL
Schlumberger Limited	AN8068571086	NYSE	SLB
Southern Copper Corporation	US84265V1052	NYSE	PCU

Interest Rate:	21.0% per annum, payable monthly in arrears in 12 equal 1.75% payments on each of: November 30, 2007; December 31, 2007; January 31, 2008; February 29, 2008; March 31, 2008; April 30, 2008; May 30, 2008; June 30, 2008; July 31, 2008; August 29, 2008; September 30, 2008; and October 31, 2008 (each an Interest Payment Date).

Redemption Amount:	The Redemption Amount payable on the Maturity Date in respect of each $1,000.00 face amount will be:

• if the official closing price quoted by the Relevant Exchange of at least one of the Reference Shares has not been below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

• if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level for each of the Reference Shares, as determined by the calculation agent in its sole discretion, or (b) the number of the worst performing Reference Shares equal to the Share Redemption Amount of those Reference Shares, if the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares. The worst performing Reference Share could be a Reference Share that has not breached its own Knock-In Level.

The performance of the Reference Shares will be determined by the calculation agent in accordance with the formula: (Final Reference Level – Initial Reference Level)/Initial Reference Level.

Initial Reference Level:	The Initial Reference Level for each of the Reference Shares is as follows:

Alcoa Inc.	39.35
Barrick Gold Corporation	43.05
BHP Billiton Limited	86.16
The Dow Chemical Company	44.53
Occidental Petroleum Corporation	70.77
The Plum Creek Timber Company, Inc.	43.38
Schlumberger Limited	99.51
Southern Copper Corporation	136.57

Final Reference Level:	The official closing level of the Reference Shares on the Determination Date.

Knock-In Level:	65% of the Initial Reference Level. The Knock-In Level for each of the Reference Shares is as follows:

Alcoa Inc.	25.5775
Barrick Gold Corporation	27.9825
BHP Billiton Limited	56.0040
The Dow Chemical Company	28.9445
Occidental Petroleum Corporation	46.0005
The Plum Creek Timber Company, Inc.	28.1970
Schlumberger Limited	64.6815
Southern Copper Corporation	88.7705

Share Redemption Amount:	The Share Redemption Amount for each of the Reference Shares is as follows:

Alcoa Inc.	25.4130
Barrick Gold Corporation	23.2288
BHP Billiton Limited	11.6063
The Dow Chemical Company	22.4568
Occidental Petroleum Corporation	14.1303
The Plum Creek Timber Company, Inc.	23.0521
Schlumberger Limited	10.0492
Southern Copper Corporation	7.3223

The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of the worst performing Reference Shares per note that you hold in the amount set forth for those Reference Shares in the table above. This amount is equal to the $1,000.00 face amount per note divided by the Initial Reference Level of each of the Reference Shares. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level of those Reference Shares.

Trade Date:	October 26, 2007

Original Issue Date:	October 31, 2007

Determination Date:	October 28, 2008

Maturity Date†:	October 31, 2008

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Natixis Corporate & Investment Bank 4 Quai d’Austerlitz — 75648 Paris Cedex 13 Attn: Legal Department Telephone No.: +33 1 58 55 26 59 Fascimile No.: +33 1 58 55 26 53

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.

Adjustment Events

For the notes described herein, an Adjustment Event will be any of the following: Potential Adjustment Event, Merger Event, Delisting, Nationalization or Insolvency, each as defined below.

Potential Adjustment Event

Any of the following will be a Potential Adjustment Event:

•	a subdivision, consolidation or reclassification of the Reference Shares (unless a Merger Event, as defined below),

•	a distribution or dividend to existing holders of Reference Shares of (a) Reference Shares, (b) other share capital or securities granting the right to payment of dividends or the proceeds of liquidation of the issuer of those Reference Shares equally or proportionately with such payments to holders of those Reference Shares, (c) share capital or other securities of another issuer acquired by the issuer of those Reference Shares as a result of a “spin-off” or other similar transaction or (d) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent in its sole discretion,

•	an extraordinary dividend,

•	a call by an issuer of Reference Shares in respect of Reference Shares that are not fully paid,

•	a repurchase by or on behalf of an issuer of Reference Shares or any of its subsidiaries of those Reference Shares, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise,

•	in respect of an issuer of Reference Shares, an event that results in any shareholder rights being distributed or becoming separated from the shares of common stock or other shares of the capital stock of the issuer of those Reference Shares pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the calculation agent in its sole discretion, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights,

•	the occurrence of a tender offer by any entity or person to purchase more than 10% but less than 50% of the outstanding voting shares of any class of shares of an issuer of Reference Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and term of the tender offer, and

•	any other event that may have, in the opinion of the calculation agent in its sole discretion, a dilutive or concentrative or other effect on the theoretical value of the Reference Shares.

Following the declaration by an issuer of Reference Shares of the terms of any Potential Adjustment Event, the calculation agent will determine in its sole discretion whether that Potential Adjustment Event has a dilutive or concentrative or other effect on the theoretical value of those Reference Shares and, if so, will:

•	make the corresponding adjustment, if any, to any one or more of the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, as the calculation agent in its sole discretion determines appropriate to account for that dilutive or concentrative or other effect, and

•	determine the effective date of that adjustment.

The calculation agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of that Potential Adjustment Event made by an exchange or quotation system to options contracts or futures contracts on the Reference Shares traded on that exchange or quotation system.

Upon making any such adjustment, the calculation agent will as soon as practicable notify us and the trustee and paying agent for the notes, stating the adjustment made to the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, and giving brief details of the Potential Adjustment Event.

Merger Event

Merger Event means, in relation to the Reference Shares, any:

•	reclassification of or change to the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all holdings of outstanding Reference Shares,

•	consolidation, amalgamation or merger of an issuer of Reference Shares with or into another entity other than a consolidation, amalgamation or merger in which the issuer of those Reference Shares is the continuing entity and which does not result in a reclassification of or change to the Reference Shares, or

•	other takeover offer for an issuer of Reference Shares that results in a transfer of or an irrevocable commitment to transfer all those Reference Shares (other than holdings of Reference Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the applicable Determination Date.

Tender Offer means, in relation to the References Shares, a tender offer by any entity or person to purchase more than 50% but less than 100 % of the outstanding voting shares of any class of shares of the issuer of those References Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and terms of the tender offer.

In respect of each Merger Event or Tender Offer, the following terms have the meanings given below:

•	Merger Date means the date upon which all holders of the relevant Reference Shares (other than, in the case of a takeover offer, holdings of Reference Shares owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their holdings of those Reference Shares,

•	Tender Offer Date means the date on which voting shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained (as determined by the calculation agent),

•	Share-for-Share means that the consideration for the relevant Reference Shares consists or, at the option of the holder of those Reference Shares, may consist, solely of common shares of the offeror or of a third party other than Reference Shares issued in connection with the merger or the Tender Offer (New Shares),

•	Share-for-Other means that the consideration for the relevant Reference Shares consists solely of cash or any securities other than New Shares or assets, whether those of the offeror or of a third party, and

•	Share-for-Combined means that the consideration for the relevant Reference Shares consists of cash or any securities, including New Shares, or assets, whether those of the offeror or of a third party.

If a Share-for-Share Merger Event or a Share-for-Combined Merger Event occurs in relation to any Reference Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Merger Event would be entitled upon consummation of the Merger Event, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price (as defined below) of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

If a Share-for-Share Tender Offer or a Share-for-Combined Tender Offer occurs in relation to any References Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Tender Offer would be entitled upon consummation of the Tender Offer, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Spot Price means:

•	in relation to any Reference Shares, the last official reported price for those Reference Shares on the Relevant Exchange, as determined by or on behalf of the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency, and

•	in relation to a Replacement Share or a New Share, the official closing price for those shares on their primary market of trading, as determined by the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency.

If a Share-for-Other Merger Event, a Share-for-Share Merger Event or a Share-for-Combined Merger Event where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will adjust the affected Reference Shares by substituting those Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Merger Event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial

Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

If a Share-for-Other Tender Offer, a Share-for-Share Tender Offer or a Share-for-Combined Tender where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, replace the affected Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Tender Offer, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Tender Offer, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Delisting, Nationalization or Insolvency

Delisting means, in relation to any Reference Shares, that those Reference Shares cease, for any reason, to be listed on the Relevant Exchange and, as of the date of delisting, are not listed on another recognized exchange or quotation system acceptable to the calculation agent in its sole discretion.

Nationalization means that all the Reference Shares or all or substantially all the assets an issuer of those Reference Shares are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

Insolvency means, in relation to any Reference Shares, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the issuer of those Reference Shares, (a) all holdings of those Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (b) holdings of those Reference Shares become subject to a legal prohibition on their transfer.

If a Delisting, Nationalization or Insolvency occurs in relation to any Reference Shares, the calculation agent in its sole discretion will substitute those Reference Shares with Replacement Shares on the effective date of that event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of that event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Upon the occurrence of a Merger Event, Delisting, Nationalization or Insolvency, the calculation agent will as soon as practicable notify us, The Bank of New York and the agent of the occurrence of the Merger Event, Delisting, Nationalization or Insolvency, as the case may be, giving details thereof and the action proposed to be taken in relation thereto.

Additional terms specific to the notes

You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at http://www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm

Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Selected risk considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares or any of the component stocks of the Reference Shares. These risks are explained in more detail in the “Risk factors” section of the accompanying product supplement no. 1 dated April 12, 2007.

Hypothetical examples of amounts payable at maturity

The following tables set out the total return to the Maturity Date of a note, based on the assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Shares on the Determination Date or at any time during the life of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.

The information in the tables reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.

The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Reference Shares.

The market price of each of the Reference Shares has been volatile in the past, and their performance cannot be predicted for any future period. The actual performance of the Reference Shares over the life of the notes, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Shares set forth elsewhere in this pricing supplement. For information about the price of the Reference Shares during recent periods, see “The Reference Shares” below.

If the official closing price quoted by the Relevant Exchange for any of the Reference Shares never falls below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be paid in cash.

By contrast, if the official closing price quoted by the Relevant Exchange for any of the Reference Shares is less than the Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, and the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares, the Redemption Amount payment on the Maturity Date will be made in the Reference Shares with the worst performance (with fractional shares paid in cash).

The following tables illustrate hypothetical rates of return on an investment in the notes assuming that the Reference Shares of The Dow Chemical Company have the worst performance of any of the Reference Shares over the term of the notes, as determined by the calculation agent based on the formula: (Final Reference Level – Initial Reference Level)/(Initial Reference Level). Consequently, the Final Reference Levels for no other Reference Shares need to be taken into account in determining the Redemption Amount.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date, based on an Initial Reference Level of $44.53 and a Knock-In Level of $28.9445. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the Redemption Amount is paid in cash.

Assumed Closing Price	Value of	12 Monthly	12 Month
of Worst Performing Reference Shares	Payment at	Interest	Total Return
on Determination Date (The Dow Chemical Company)	Maturity	Payments	$	%

Greater than: $44.53	$1,000.00	$210.00	$1,210.00	21.000%
$44.53	$1,000.00	$210.00	$1,210.00	21.000%
$39.33	$1,000.00	$210.00	$1,210.00	21.000%
$34.14	$1,000.00	$210.00	$1,210.00	21.000%
$28.95	$1,000.00	$210.00	$1,210.00	21.000%

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on an Initial Reference Level of $44.53 and a Knock-In Level of $28.9445. In these examples, the Knock-In Level Trigger occurred at some point during the life of the notes.

Assumed Closing Price	Value of		12 Month
of Worst Performing Reference Shares	Payment at	12 Monthly	Total Return
on Determination Date (The Dow Chemical Company)	Maturity	Interest Payments	$	%

Greater than: $44.53	$1,000.00	$210.00	$1,210.00	21.000%
$44.53	$1,000.00	$210.00	$1,210.00	21.000%
$40.08	$900.00	$210.00	$1,110.00	11.000%
$35.62	$800.00	$210.00	$1,010.00	1.000%
$31.17	$700.00	$210.00	$910.00	–9.000%
$21.37	$600.00	$210.00	$810.00	–19.000%
$17.81	$500.00	$210.00	$710.00	–29.000%
$8.55	$400.00	$210.00	$610.00	–39.000%
$6.41	$300.00	$210.00	$510.00	–49.000%
$1.71	$200.00	$210.00	$410.00	–59.000%
$0.85	$100.00	$210.00	$310.00	–69.000%
$0.00	$0.00	$210.00	$210.00	–79.000%

*     Payable in Reference Shares of The Dow Chemical Company

The Reference Shares

General

Unless otherwise stated, all information contained herein on the Reference Shares and on the Reference Issuers is derived from publicly available sources and is provided for informational purposes only.

Each of the Reference Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

According to its publicly available documents, Alcoa Inc. is the world’s leading producer of primary aluminum, fabricated aluminum, and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling. Information provided to or filed with the SEC by Alcoa Inc. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-3610.

According to its publicly available documents, Barrick Gold Corporation is one of the largest gold mining companies in the world in terms of production and reserves. Barrick Gold Corporation has operating mines or development projects in Canada, the United States, Australia, Peru, Chile, Argentina and Tanzania. Information provided to or filed with the SEC by Barrick Gold Corporation pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-9059.

According to its publicly available documents, BHP Billiton Limited’s businesses maintain a significant presence in eight major commodity markets: oil and gas, aluminium, copper, nickel, iron ore, manganese, metallurgical coal and energy coal, with additional exposures to uranium, gold, zinc, lead and silver. Information provided to or filed with the SEC by BHP Billiton Limited Chase pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-31714.

According to its publicly available documents, The Dow Chemical Company is a diversified chemical company that offers a broad range of chemical, plastic and agricultural products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care. Information provided to or filed with the SEC by The Dow Chemical Company pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-3433.

According to its publicly available documents, Occidental Petroleum Corporation’s principal businesses consist of two industry segments operated by Occidental Petroleum Corporation’s subsidiaries. The subsidiaries and other affiliates in the oil and gas segment explore for, develop, produce and market crude oil and natural gas. The subsidiaries and other affiliates in the chemical segment manufacture and market basic chemicals, vinyls and performance chemicals. Information provided to or filed with the SEC by Occidental Petroleum Corporation pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-9210.

According to its publicly available documents, Plum Creek Timber Company, Inc. is the largest private timberland owner in the United States, with 8.2 million acres of timberlands located in 18 states. Information provided to or filed with the SEC by Plum Creek Timber Company, Inc. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-10239.

According to its publicly available documents, Schlumberger Limited is the world’s leading oilfield services company, supplying technology, project management and information solutions that optimize performance in the oil and gas industry. Information provided to or filed with the SEC by Schlumberger Limited pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-14601.

According to its publicly available documents, Southern Copper Corporation is a leading integrated producer of copper, molybdenum, zinc and silver. Information provided to or filed with the SEC by Southern Copper Corporation pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-14066.

In addition, information regarding Reference Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

This pricing supplement relates only to the notes offered hereby and does not relate to the Reference Shares. We have derived all disclosures contained in this pricing supplement regarding Reference Issuers from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Reference Issuers in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding any of the Reference Issuers are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the Reference Shares (and therefore the Initial Reference Level and the Knock-In Level and Redemption Amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any of the Reference Issuers could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about the Reference Issuers after the date of this terms supplement.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Reference Shares. As a prospective purchaser of notes, you should undertake such independent investigation of the Reference Issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Shares.

Historical Performance

The Reference Shares are traded on the NYSE under the symbols set forth above. The following table sets forth the published intra-day high, low and closing prices of each of the Reference Shares since December 31, 2003. We obtained the information in the tables below from Bloomberg without independent verification.

Any historical upward or downward trend in the price of any of the Reference Shares during any period shown below is not an indication that the price of those Reference Shares is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical performance levels as an indication of future performance of any of the Reference Shares. We cannot assure you that the future performance of any of the Reference Shares will result in your receiving the face amount of your notes on the Maturity Date. The actual performance of any of the Reference Shares over the life of the notes may bear little relation to the historical levels shown below.

Alcoa Inc.

Period	High	Low	Period End

2004
First Quarter	$38.780	$33.120	$34.690
Second Quarter	36.500	28.700	33.030
Third Quarter	33.590	29.540	33.590
Fourth Quarter	34.640	30.750	31.420
2005
First Quarter	$32.120	$28.370	$30.390
Second Quarter	31.610	26.090	26.130
Third Quarter	29.770	24.010	24.420
Fourth Quarter	29.650	22.540	29.570
2006
First Quarter	$32.030	$28.780	$30.560
Second Quarter	36.590	28.950	32.360
Third Quarter	33.550	27.160	28.040
Fourth Quarter	31.180	26.600	30.010
2007
First Quarter	$35.360	$28.480	$33.900
Second Quarter	41.880	33.920	40.530
Third Quarter (through October 26, 2007)	47.350	31.920	39.350

Barrick Gold Corporation

Period	High	Low	Period End

2004
First Quarter	$23.780	$19.340	$23.780
Second Quarter	24.100	18.380	19.750
Third Quarter	21.040	18.220	21.040
Fourth Quarter	25.390	20.340	24.220
2005
First Quarter	$26.010	$21.500	$23.960
Second Quarter	25.800	21.380	25.030
Third Quarter	29.300	23.550	29.050
Fourth Quarter	28.980	24.920	27.870
2006
First Quarter	$31.460	$25.650	$27.240
Second Quarter	35.230	26.890	29.600
Third Quarter	34.040	28.280	30.720
Fourth Quarter	31.500	28.340	30.700
2007
First Quarter	$32.110	$27.420	$28.550
Second Quarter	31.170	27.990	29.070
Third Quarter (through October 26, 2007)	43.050	29.600	43.050

BHP Billiton Limited

Period	High	Low	Period End

2004
First Quarter	$19.940	$16.850	$18.780
Second Quarter	19.380	15.700	17.520
Third Quarter	20.890	17.500	20.750
Fourth Quarter	24.300	19.900	24.020
2005
First Quarter	$30.760	$22.650	$27.980
Second Quarter	28.530	23.750	27.300
Third Quarter	34.240	27.350	34.180
Fourth Quarter	33.720	29.410	33.420
2006
First Quarter	$40.220	$34.220	$39.850
Second Quarter	49.210	36.380	43.070
Third Quarter	44.150	36.190	37.880
Fourth Quarter	43.670	36.570	39.750
2007
First Quarter	$48.730	$37.160	$48.450
Second Quarter	60.390	48.510	59.750
Third Quarter (through October 26, 2007)	86.160	52.270	86.160

The Dow Chemical Company

Period	High	Low	Period End

2004
First Quarter	$43.830	$37.730	$40.280
Second Quarter	41.880	36.860	40.700
Third Quarter	45.180	38.410	45.180
Fourth Quarter	51.020	42.570	49.510
2005
First Quarter	$56.420	$47.700	$49.850
Second Quarter	50.280	43.670	44.530
Third Quarter	49.140	40.630	41.670
Fourth Quarter	47.200	41.190	43.820
2006
First Quarter	$44.930	$40.600	$40.600
Second Quarter	42.950	37.140	39.030
Third Quarter	39.700	33.540	38.980
Fourth Quarter	41.450	38.460	39.900
2007
First Quarter	$47.080	$39.390	$45.860
Second Quarter	46.630	44.030	44.220
Third Quarter (through October 26, 2007)	47.670	39.850	44.530

Occidental Petroleum Corporation

Period	High	Low	Period End

2004
First Quarter	$23.290	$21.020	$23.025
Second Quarter	24.835	22.040	24.205
Third Quarter	28.175	23.975	27.965
Fourth Quarter	30.155	27.375	29.180
2005
First Quarter	$37.010	$27.805	$35.585
Second Quarter	40.340	32.750	38.465
Third Quarter	44.400	39.085	42.715
Fourth Quarter	42.700	34.970	39.940
2006
First Quarter	$48.855	$42.000	$46.325
Second Quarter	53.565	46.050	51.275
Third Quarter	53.890	44.050	48.110
Fourth Quarter	51.920	44.660	48.830
2007
First Quarter	$50.300	$43.080	$49.310
Second Quarter	59.380	49.580	57.880
Third Quarter (through October 26, 2007)	70.770	53.100	70.770

The Plum Creek Timber Company, Inc.

Period	High	Low	Period End

2004
First Quarter	$32.680	$28.970	$32.480
Second Quarter	33.350	28.500	32.580
Third Quarter	35.030	30.570	35.030
Fourth Quarter	39.320	34.330	38.440
2005
First Quarter	$38.930	$35.070	$35.700
Second Quarter	37.190	34.190	36.300
Third Quarter	38.890	34.760	37.910
Fourth Quarter	39.340	34.670	36.050
2006
First Quarter	$39.100	$35.670	$36.930
Second Quarter	37.340	34.290	35.500
Third Quarter	35.950	33.510	34.040
Fourth Quarter	39.850	34.100	39.850
2007
First Quarter	$41.930	$37.590	$39.420
Second Quarter	42.840	39.170	41.660
Third Quarter (through October 26, 2007)	45.460	38.440	43.380

Schlumberger Limited

Period	High	Low	Period End

2004
First Quarter	$33.235	$26.345	$31.925
Second Quarter	32.075	27.730	31.755
Third Quarter	33.830	29.455	33.655
Fourth Quarter	34.630	30.605	33.475
2005
First Quarter	$39.000	$31.735	$35.240
Second Quarter	39.090	32.575	37.970
Third Quarter	43.615	37.905	42.190
Fourth Quarter	51.440	39.240	48.575
2006
First Quarter	$65.325	$51.680	$63.285
Second Quarter	73.370	54.510	65.110
Third Quarter	68.070	54.730	62.030
Fourth Quarter	68.920	57.460	63.160
2007
First Quarter	$70.670	$56.520	$69.100
Second Quarter	89.200	70.820	84.940
Third Quarter (through October 26, 2007)	112.090	85.840	99.510

Southern Copper Corporation

Period	High	Low	Period End

2004
First Quarter	$25.250	$18.080	$20.225
Second Quarter	20.925	13.265	20.665
Third Quarter	25.830	18.080	25.830
Fourth Quarter	27.050	21.075	23.605
2005
First Quarter	$32.100	$21.585	$27.730
Second Quarter	29.600	20.815	21.420
Third Quarter	27.980	21.440	27.980
Fourth Quarter	35.300	25.100	33.490
2006
First Quarter	$45.575	$34.650	$42.240
Second Quarter	52.925	35.445	44.565
Third Quarter	48.865	42.760	46.250
Fourth Quarter	58.120	44.400	53.890
2007
First Quarter	$75.000	$50.520	$71.660
Second Quarter	95.440	72.640	94.260
Third Quarter (through October 26, 2007)	137.830	84.540	136.570

Supplemental information regarding taxation in the United States

The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) equals 4.94%, and the remaining 16.06% constitutes Put Premium (as defined in the accompanying product supplement no. 1).

Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.

Supplemental plan of distribution

The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of October 26, 2007 between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the notes.

See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.